Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Completes Disposition of Heart Hospital of Lafayette
     CHARLOTTE, N.C. Dec. 4, 2007 — MedCath Corporation (Nasdaq: MDTH) announced today the completion of the disposition of Heart Hospital of Lafayette to the Heart Hospital of Acadiana. MedCath had previously announced that it had entered into a Letter of Intent to sell its interest in Heart Hospital of Lafayette to certain of the hospital’s physician partners. Heart Hospital of Acadiana is co-owned by Our Lady of Lourdes, a Lafayette, Louisiana community hospital and local physicians.
     The aggregate purchase price and other settlement amounts related to the transaction, which was structured as an asset sale, totaled $25 million, subject to customary post-closing adjustments. Since September 30, 2006, MedCath has reported the operations of Heart Hospital of Lafayette as an asset held for sale in its consolidated financial results. The hospital opened in March 2004, and consists of 32 inpatient beds, 2 catheterization labs and 2 operating rooms.
     “We are pleased to have completed the disposition of Heart Hospital of Lafayette, and wish the new owners much success,” said O. Edwin French, President and Chief Executive Officer of MedCath. “We know that the owners will continue to provide quality care to people suffering from cardiovascular disease in south-central Louisiana.”
# # #
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in ten operational hospitals with a total of 635 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath owns an interest in an eleventh hospital, located in Arizona, which is in development. Also, MedCath and its subsidiary MedCath Partners manage the cardiovascular program at various hospitals and provide services in diagnostic and therapeutic facilities in various states.